Exhibit 10.1
BEACON ROOFING SUPPLY, INC. EXECUTIVE ANNUAL INCENTIVE PLAN
The following is a description of the Beacon Roofing Supply, Inc. Executive Annual Incentive Plan:
The Beacon Roofing Supply, Inc. Executive Annual Incentive Plan (the “Plan”) provides for the payment of annual cash incentives to employees who are considered Executive Officers. The Plan is administered by the Compensation Committee of the Board of Directors, which has full authority to select participants, set incentive targets, fix performance targets, and, when deemed appropriate under the totality of the circumstances, pay discretionary incentives.
A target incentive amount is set as a percentage of base salary and established annually for each Executive Officer. Actual payout is based on company and individual performance, specifically 60% of the target incentive amount is based on an adjusted earnings before interest, taxes, depreciation and amortization (“AEBITDA”) target (which is Company-wide for Executive Officers with Company-wide responsibilities and divisional for Executive Officers in divisional leadership roles), 20% on a Company-wide operating working capital as a percentage of net sales target (“Operating Working Capital”), and 20% on qualitative performance evaluations of strategic performance goals (“individual goals”). AEBITDA means net income (loss) from continuing operations, excluding the impact of interest expense (net of interest income), income taxes, depreciation and amortization, stock-based compensation, acquisition costs, restructuring costs, COVID-19 impacts and impact of tax reform. AEBITDA is a non-GAAP financial measure that is equivalent to Adjusted EBITDA as reported in the Company’s periodic reports filed with the SEC and earnings releases. The numerator in the Operating Working Capital calculation is defined as inventory plus accounts receivable less accounts payable. The Operating Working Capital calculation is based on thirteen (13) month average Operating Working Capital divided by trailing twelve (12) month net sales, as reported in the Company’s consolidated financial statements. The individual goals are set for each Executive Officer individually at the time the target incentive amount is set. The Chair of the Compensation Committee, in consultation with our Chairman and other members of the Compensation Committee, performs the individual goals evaluations of our Chief Executive Officer, and our Chief Executive Officer performs the individual goals evaluations of the remaining Executive Officers. In each case, the results are then presented to and discussed with the Compensation Committee and their compensation consultant and, in the case of the Chief Executive Officer, presented to and discussed with the Board of Directors.

The following table shows potential payouts for each of the three targets at threshold, target and maximum, both as a percentage of the incentive related to the individual target and as a percentage of the total incentive:

AEBITDA (Weighted at 60% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold (Corporate: $80M below Target / Division: $30M below Target)	Target	Maximum (Corporate: ≥$100M above Target / Division: ≥ $40M above Target)
Payout as Percentage of AEBITDA Target	50%	100%	200%
Payout as Percentage of Total Incentive	30%	60%	120%

Operating Working Capital (Weighted at 20% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold (≤60bps above Target)	Target	Maximum (≥60bps below Target)
Payout as Percentage of Operating Working Capital Target	20%	100%	200%
Payout as Percentage of Total Incentive	4%	20%	40%

Individual Goals (Weighted at 20% in the Annual Cash Incentive Plan)
	Achievement Level
	Threshold	Target	Maximum
Payout as Percentage of Individual Goals Target	0%	100%	200%
Payout as Percentage of Total Incentive	0%	20%	40%

Payouts between threshold achievement and target achievement and between target achievement and maximum achievement are adjusted on the basis of straight-line interpolation.